                                                                     EXHIBIT 2.6

                     AGREEMENT FOR CONTRIBUTION OF INTERESTS
                                       IN
                              B&B PARK AVENUE L.P.

                                  BY AND AMONG

                            THE MENDIK COMPANY, L.P.,

                            MENDIK RELP CORPORATION

                                      AND

                      THE PARTNERS OF B&B PARK AVENUE L.P.


IN RELIANCE UPON CERTAIN EXEMPTIONS FROM REGISTRATION, THE UNITS TO BE ISSUED HEREUNDER WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. ACCORDINGLY, NO UNITS MAY BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE, AND UNLESS THE OTHER TRANSFER RESTRICTIONS ON SUCH UNITS HAVE BEEN SATISFIED. CONTRIBUTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR OWNERSHIP OF UNITS FOR AN INDEFINITE PERIOD OF TIME.

IN MAKING AN INVESTMENT DECISION CONTRIBUTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS


                                                                            Page

1.Contributions..............................................................  2

2.Consideration; Distributions Prior to Closing..............................  2

3.Acceptance of Contributions................................................  3

4.Closing Time and Place.....................................................  3

5.Representations and Warranties of Operating Partnership....................  3
  5.1      Organization, Power and Authority, and Qualification..............  3
  5.2      Authority Relative to this Agreement..............................  3
  5.3      Binding Obligation................................................  4
  5.4      Insolvency........................................................  4
  5.5      Brokers...........................................................  4
  5.6      Valid Consideration...............................................  4

6.Representations, Warranties and Agreements of Contributors.................  4
  6.1      Title; Authority to Assign........................................  4
  6.2      No Breach of Partnership Agreement................................  5
  6.3      Insolvency........................................................  5
  6.4      Litigation........................................................  5
  6.5      Binding Obligation, etc...........................................  5
  6.6      Brokers...........................................................  5
  6.7      Status as a United States Person..................................  5
  6.8      Indemnification...................................................  6

7.Conditions to Completion...................................................  6
  7.1      Representations, Warranties and Covenants.........................  6
  7.2      Consents..........................................................  6
  7.3      No Order or Injunction............................................  6
  7.4  Instruments of Conveyance.............................................  6

8.The Closing................................................................  7
  8.1      Contributors' and General Partner's Closing Documents.............  7
  8.2      Operating Partnership's Closing Documents.........................  7

9.Closing Costs..............................................................  7

10.Operation in the Ordinary Course..........................................  8


                                       (i)
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11.General Provisions........................................................  8
   11.1     Survival of Representations and Warranties.......................  8
   11.2     Notices..........................................................  8
   11.3     Governing Law....................................................  8
   11.4     Headings.........................................................  8
   11.5     Benefit and Assignment...........................................  8
   11.6     Severability.....................................................  9
   11.7     Entire Agreement; Amendment......................................  9
   11.8     No Waiver........................................................  9
   11.9     Consent and Power of Attorney....................................  9


                                      (ii)
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                     AGREEMENT FOR CONTRIBUTION OF INTERESTS

                                   [TWO PARK]


         THIS AGREEMENT for the Contribution of Interests (this "Agreement") is made and entered into as of April 15, 1997, by and among The Mendik Company, L.P. ("Operating Partnership"), a Delaware limited partnership, whose general partner as of the date hereof is The Mendik Company, Inc., a Maryland corporation, each of the parties listed on Exhibit A annexed hereto agreeing to become a party to this Agreement (collectively referred to herein as "Contributors") and Mendik RELP Corporation, a New York corporation (in its capacity as a general partner of the Partnership (hereinafter defined), the "General Partner").

         WHEREAS, it is desired to consolidate (the "Consolidation") the assets of Vornado Realty Trust, a Maryland real estate investment trust (the "REIT"), and interests in seven general or limited partnerships or limited liability companies of which the General Partner or an affiliate is a general partner or managing member, together with the assets of Mendik Realty Company, Inc. and Mendik Management Company, Inc., each a New York corporation and affiliate of the General Partner, with and into Operating Partnership.

         WHEREAS, upon completion of and after the Consolidation, the REIT will become and be the managing general partner of the Operating Partnership;

         WHEREAS, Contributors are owners of interests (the "Contributed Interests") in B&B Park Avenue L.P., a New York limited partnership (the "Partnership"), which is a general partner in Two Park Company, a New York general partnership ("Two Park"), which owns land and improvements (the "Property") known as Two Park Avenue, New York, New York;

         WHEREAS, in connection with the consummation of the Consolidation, the parties hereto desire that Operating Partnership and, if designated by Operating Partnership, one or more special purpose subsidiary partnerships or limited liability companies of Operating Partnership or one or more other entities controlled by Operating Partnership (each a "Designated Subsidiary") acquire all of the interests in the Partnership through the contribution of such interests to Operating Partnership and/or one or more Designated Subsidiaries upon the terms and conditions provided herein;

         WHEREAS, it is desired to simultaneously acquire all of the interests in the Partnership owned by a major partner and its affiliates (together, the "Major Partner") pursuant to an Agreement (the "Major Partner Agreement") entered into between Major Partner and F/W Mendik REIT L.L.C., which Major Partner Agreement may be assigned to Operating Partnership and/or a Designated Subsidiary prior to the Closing (as hereinafter defined);

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         All of the foregoing is collectively referred to as the "Transaction".

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, Operating Partnership, Contributors and the General Partner hereby agree as follows:

         1. CONTRIBUTIONS. Upon the Closing (hereinafter defined), and subject to the satisfaction or waiver by Operating Partnership of the conditions set forth in Section 7 of this Agreement, Contributors shall contribute, convey and assign to Operating Partnership (and/or Designated Subsidiary) and Operating Partnership (and/or Designated Subsidiary) shall acquire from Contributors all of Contributors' right, title and interest in the Contributed Interests (the "Contributions"), including, without limitation, all of Contributors' interest in the profits, losses, property and capital of the Partnership allocable to the Contributed Interests, upon the terms and conditions set forth in this Agreement.

         2.       CONSIDERATION; DISTRIBUTIONS PRIOR TO CLOSING.

                  (a) In full consideration for the contribution of the Contributed Interests, Operating Partnership shall deliver to Contributors at the Closing 423 units of limited partnership interest ("Units") in Operating Partnership, such Units being of the classes and allocated among the Contributors as set forth on Exhibit A.

                  (b) On the date of the Closing (the "Closing Date"), the General Partner shall cause the Partnership to satisfy any outstanding liabilities and to distribute any remaining cash to its partners.

                  (c) The Operating Partnership shall cause any amounts received by the Partnership after the Closing Date relating to the period through the Closing Date with respect to refunds of real estate taxes paid by Two Park (less any costs incurred by Two Park, the Partnership or the Operating Partnership in obtaining such refunds and less any portion of such refunds required or, in the REIT's reasonable determination, estimated to be paid to tenants) to be paid to the General Partner, as agent for the Contributors and certain other parties, not later than 10 days after the end of the month in which such amounts are collected, and the General Partner shall promptly distribute such amounts to the Contributors.

                  (d) If the Operating Partnership (and/or Designated Subsidiary) acquires any interests in M/H Two Park Associates or Two Park, which causes the Contributors to owe any tax payable as a result of the New York Real Estate Transfer Tax imposed by Article 31 of the Tax Law, the New York City Real Property Transfer Tax imposed by Chapter 46 of Title 11 of the Administrative Code of the City of New York, or any other similar tax payable by reason of the contribution of the Contributed Interests (collectively, the "Conveyance Taxes"), the Operating Partnership agrees to pay and shall be solely responsible for such Conveyance Taxes and for any Conveyance Taxes payable with respect to the interests in the Partnership acquired from the Major Partner; provided, however,


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that the Contributors shall be solely responsible for and shall indemnify, defend and hold harmless Operating Partnership and the Partnership from and against all claims, liabilities, costs and expenses (including attorney's fees) incurred by Operating Partnership and the Partnership by reason of the failure of the Contributor to pay any Conveyance Taxes that would not have been imposed but for a Contributor's failure to satisfy any holding period or continuity requirements for qualifying for a reduced rate of Conveyance Taxes, including the holding period requirements with respect to certain transfers to a REIT imposed in connection with the New York Real Estate Transfer Tax imposed by
Article 31 of the Tax Law and the New York City Real Property Transfer Tax imposed by Chapter 46 of Title 11 of the Administrative Code of the City of New York.

         3. ACCEPTANCE OF CONTRIBUTIONS. Subject to satisfaction of the conditions listed or referred to in Section 7, Operating Partnership hereby agrees that at the Closing it shall accept or, at its election, cause a Designated Subsidiary to accept all or part of, the Contributions and shall assume any and all rights, obligations and responsibilities of Contributors as owners of the Contributed Interests that arise subsequent to the Closing Date.

         4. CLOSING TIME AND PLACE. Unless another date or place is agreed to by the parties, the closing of the Contributions (the "Closing") shall take place contemporaneously with the closing of the Consolidation at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York 10036, or such other place and time as Operating Partnership and the General Partner shall agree, upon the satisfaction or waiver of all conditions to the Closing set forth in Section 7 hereof.

         5. REPRESENTATIONS AND WARRANTIES OF OPERATING PARTNERSHIP. Operating Partnership hereby represents and warrants to Contributors as follows, which representations and warranties shall be true and correct on the Closing
Date:

         5.1 ORGANIZATION, POWER AND AUTHORITY, AND QUALIFICATION. Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The REIT is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of Operating Partnership and the REIT has the requisite power and authority to carry on its respective business as it is now being conducted. Each of Operating Partnership and the REIT is qualified to do business and is in good standing in each jurisdiction in which the character of its property owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a material adverse effect on the business or financial condition of Operating Partnership or the REIT, as the case may be.

         5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Operating Partnership has taken all action necessary to authorize the execution, delivery and performance of this Agreement by Operating Partnership and no other proceedings on the part of Operating Partnership are


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necessary to authorize the execution and delivery of this Agreement and the consummation of the Contributions.

         None of the execution and delivery of this Agreement by Operating Partnership, the consummation by Operating Partnership of the Contributions or compliance by Operating Partnership with any of the provisions hereof shall (i) conflict with or result in any breach of any provisions of the partnership agreement of Operating Partnership; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Operating Partnership is a party or by which it or any of its properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Operating Partnership; except in the case of (ii) or (iii) for violations, breaches, or defaults (A) that would not in the aggregate have a material adverse effect on the business or financial condition of Operating Partnership or the REIT, and that shall not impair the effectiveness of the Contributions contemplated hereby, or (B) for which waivers or consents have been or shall be obtained prior to the Closing Date.

         5.3 BINDING OBLIGATION. This Agreement has been duly and validly executed and delivered by Operating Partnership and constitutes a valid and binding agreement of Operating Partnership, enforceable against Operating Partnership in accordance with its terms, except that such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium, or similar laws affecting creditors' rights generally or the rights of creditors of limited partnerships and to general principles of equity.

         5.4 INSOLVENCY. There are no attachments, executions or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, or under any other debtor relief laws, contemplated by or pending or threatened against Operating Partnership.

         5.5 BROKERS. Neither Operating Partnership nor the REIT has employed or dealt with any broker or finder, or incurred any liability therefor, in connection with the Contributions.

         5.6 VALID CONSIDERATION. The Units, when issued in accordance with this Agreement and the Partnership Agreement of Operating Partnership, will be duly and validly issued, and the issuance thereof will not be subject to preemptive or other similar rights.

         6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF CONTRIBUTORS. Each Contributor, in his, her or its capacity as a partner of the Partnership, hereby represents and warrants to and agrees with Operating Partnership with respect to his, her or its Contributed Interests as follows, which representations and warranties shall also be true and correct on the Closing
Date:


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         6.1      TITLE; AUTHORITY TO ASSIGN. Contributor (i) owns good and
marketable, legal and beneficial (except for holders of beneficial interests in the amounts payable with respect to such Contributed Interests who have no other rights with respect to those interests) title in and to his, her or its Contributed Interests which as of the Closing Date will be held free of liens, encumbrances, judgments, adverse interests, pledges or security interests, other than pledges of partnership interests to the Partnership or the other partners to secure a partner's obligations to meet capital calls or other obligations as set forth in the partnership agreement of the Partnership (as to which no amounts are outstanding and no amounts will be outstanding as of the Closing
Date), (ii) holds the entire right, title and interest in and to his, her or its Contributed Interests, and (iii) has the full right, power, capacity and authority to validly contribute and convey his, her or its Contributed Interests pursuant to this Agreement.

         6.2 NO BREACH OF PARTNERSHIP AGREEMENT. None of the execution and delivery of this Agreement by Contributor, the consummation by Contributor of the Contribution or compliance by Contributor with any of the provisions hereof shall as of the Closing Date conflict with or result in any breach of any provisions of the Partnership Agreement of the Partnership or any other agreement to which Contributor is a party.

         6.3 INSOLVENCY. There are no attachments, executions or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, or under any other debtor relief laws, contemplated by or pending or, to the knowledge of Contributor, threatened against Contributor.

         6.4 LITIGATION. Contributor has no knowledge of any actual or pending litigation or proceeding by any organization, person, individual or governmental agency against Contributor with respect to or against or potentially affecting his, her or its Contributed Interests.

         6.5 BINDING OBLIGATION, ETC. This Agreement has been duly and validly executed and delivered by Contributor to Operating Partnership and constitutes a legal, valid and binding agreement of Contributor, enforceable against Contributor in accordance with its terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally and to general principles of equity.

         6.6 BROKERS. Contributor has not employed or dealt with any broker or finder, or incurred any liability therefor, in connection with the Contribution.

         6.7 STATUS AS A UNITED STATES PERSON. (i) Unless otherwise indicated on the Partner Consent, Contributor certifies that Contributor is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code ("Section 1445"). To the extent that Contributor is not a foreign person within the meaning of Section 1445, (1) Contributor's U.S. taxpayer identification number that has previously been provided to the Partnership is accurate, (2) Contributor's home address (in the case of an individual) or office address (in the case of


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an entity) is that address indicated on Exhibit A of this Agreement and (3) if
Contributor subsequently becomes a foreign person within the meaning of Section 1445, Contributor shall notify Operating Partnership prior to the Closing.

                  (ii) If Contributor is or prior to the Closing becomes a foreign person within the meaning of Section 1445, Operating Partnership shall, and is authorized to, withhold ten percent (10%) of the amount realized (as such term is defined in Section 1001 of the Internal Revenue Code) by Contributor in connection with the Contribution, unless Operating Partnership shall receive from Contributor a notice of nonrecognition transfer with respect to the Contribution by Contributor (in a form to be provided by Operating Partnership).

         6.8 INDEMNIFICATION. Contributor hereby agrees to indemnify and hold harmless the Partnership, the REIT, Operating Partnership and the General Partner and any of the employees, agents, officers, directors and affiliated persons of the foregoing from any and all damages, losses, costs and expenses (including reasonable attorneys' fees) which they, or any of them, may incur by reason of a failure by Contributor to fulfill any of its obligations under this Agreement or by reason of the breach by Contributor of any of the representations and warranties contained herein. All representations, covenants and agreements of Contributor set forth in this Agreement shall survive the consummation of the Consolidation.

         7. CONDITIONS TO COMPLETION. In addition to the conditions to completion of the Consolidation set forth in the Memorandum, the obligations of Operating Partnership to consummate the transactions contemplated by this Agreement shall be subject to fulfillment (or waiver by Operating Partnership) at or prior to the Closing of the following conditions:

         7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants made by Contributors in this Agreement or in any document delivered by any of them pursuant to this Agreement shall be true and correct in all material respects when made and on and as of the Closing as though such representations, warranties and covenants were made on and as of such date.

         7.2 CONSENTS. Any and all consents required by the Partnership Agreement of the Partnership, and any certificates, agreements, contribution and assumption instruments and other documents necessary or advisable to evidence the conveyance of the Contributed Interests and the admission of Operating Partnership (or Designated Subsidiary) into the Partnership by virtue of the contribution of the Contributed Interests, shall have been obtained.

         7.3 NO ORDER OR INJUNCTION. The consummation of the Contributions shall not have been restrained, enjoined or prohibited by any order or injunction of any court or governmental authority of competent jurisdiction.

         7.4 INSTRUMENTS OF CONVEYANCE. The Contributors shall have delivered the instruments evidencing conveyance of their interests referred to in Section 8.1.


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

         8.       THE CLOSING.

         8.1 CONTRIBUTORS' AND GENERAL PARTNER'S CLOSING DOCUMENTS. At Closing, each Contributor shall deliver (or cause to be delivered pursuant to the Power of Attorney referred to in Section 11.9) or the General Partner shall deliver the following (all of which shall be duly executed and acknowledged where required):

                  (a) A written document of conveyance contributing to Operating Partnership (and/or any Designated Subsidiary) title to Contributor's Contributed Interests, free and clear of any adverse claim or interest;

                  (b) Such documents and certificates as Operating Partnership reasonably may require to establish the authority of the parties executing any documents in connection with the Contributions including, in the case of any Contributor that is a corporation, partnership, limited liability company or other similar entity (other than a trust or estate), an opinion of counsel, reasonably satisfactory to the Operating Partnership, as to the due execution and delivery of such documents;

                  (c) Such consents and instruments of admission as are contemplated by Section 7.2 hereof; and

                  (d) Such other documents, instruments and certificates as Operating Partnership and the General Partner, as agent for the Contributors, reasonably agree are necessary or appropriate, including without limitation recording and transfer forms and affidavits.

         8.2 OPERATING PARTNERSHIP'S CLOSING DOCUMENTS. At Closing, Operating Partnership shall deliver or cause to be delivered to the General Partner, as agent for the Contributors, the following:

                  (a)      The Units to be issued for the Contributed Interests;
and

                  (b) Copies of the executed Partnership Agreement of the Operating Partnership and the Registration Rights Agreement and Unit Redemption Agreement referred to in Section 11.09; and

                  (c) Such other documents and instruments as the General Partner, as agent for the Contributors, and Operating Partnership agree are necessary or appropriate, including without limitation recording and transfer forms and affidavits.

         9. CLOSING COSTS. Operating Partnership shall pay or provide for the payment of all other costs associated with the closing of the contributions of the Contributed Interests pursuant to this Agreement, as described in and subject to the terms of the Memorandum.


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         10.      OPERATION IN THE ORDINARY COURSE. The General Partner shall use reasonable efforts to operate the Partnership, Two Park and the Property in the ordinary course of business between the date hereof and the closing of the Consolidation, including making any necessary capital expenditures and leasing expenditures consistent with past practices to maintain the quality and value of the Property.

         11.      GENERAL PROVISIONS.

         11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. It is the express intention and agreement of the parties hereto that the representations and warranties of the parties set forth in this Agreement shall survive the consummation of the Contributions and the Closing.

         11.2 NOTICES. All notices, demands, requests or other communications that may be or are required to be given or made by any party to the other parties pursuant to this Agreement shall be in writing and shall be hand delivered or transmitted by certified mail, express overnight mail or delivery service, telegram, telex or facsimile transmission to the parties at the addresses specified in Exhibit A or such other address as the addressee may indicate by written notice to the other party.

         Each notice, demand, request or communication that is given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         11.3 GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto and any claims or disputes relating to such rights and obligations shall be governed by and construed under the laws of the State of New York.

         11.4 HEADINGS. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         11.5 BENEFIT AND ASSIGNMENT. No Contributor shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Operating Partnership. Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect.

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and


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

agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

         The Operating Partnership may designate one or more Designated Subsidiaries to acquire all or any part of the Contributed Interests (in which case the Designated Subsidiary shall execute a certificate at closing making the same representations and warranties as are made by Operating Partnership and references to Operating Partnership shall include the Designated Subsidiaries except where the context clearly indicates otherwise).

         11.6 SEVERABILITY. If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said agreement so long as the economic and legal substance of the Contributions is not affected in any manner materially adverse to either party.

         11.7 ENTIRE AGREEMENT; AMENDMENT. The Schedules and the Exhibits attached hereto are hereby incorporated into the Agreement as if fully set forth herein. This Agreement, and the Schedules and Exhibits attached hereto, together with the Memorandum, contain the final and entire agreement between the parties hereto with respect to the Contributions, supersede all prior oral and written memoranda and agreements with respect to the matters contemplated herein, and are intended to be an integration of all prior negotiations and understandings. Contributors and Operating Partnership shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained or referred to herein or therein. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

         11.8 NO WAIVER. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         11.9 CONSENT AND POWER OF ATTORNEY. The General Partner hereby consents to the contribution of the Contributed Interests pursuant hereto by each of the Contributors. Each Contributor is consenting to each matter set forth herein. In addition, by executing this Agreement pursuant to the Consent, each Contributor is constituting and appointing each of David R. Greenbaum, John
J. Silberstein and Christopher G. Bonk,


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

individually, with full power of substitution, the true and lawful attorney-in-fact (the "Attorney") of such Contributor, with full power and authority in the name of and for and on behalf of such Contributor, to execute an instrument of conveyance contributing his, her or its Contributed Interests to Operating Partnership pursuant to the Consolidation on the terms set forth in the Memorandum, to execute the Partnership Agreement of Operating Partnership and the Registration Rights Agreement and a Unit Redemption Agreement (if the Contributor elects to redeem its Units for cash immediately after the Closing), to execute any instruments required to be filed in connection with the Conveyance Taxes and to execute any other instruments that the General Partner reasonably determines necessary or appropriate in connection with the contribution of the Contributed Interests pursuant to this Agreement and the consummation of the Consolidation, including, without limitation, to consummate the transactions which are the subject matter of the Major Partner Agreement.

         Each Contributor shall promptly notify the General Partner if any of the representations and warranties by that partner were not true and correct when made or become untrue at any time prior to the Closing.


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

         IN WITNESS WHEREOF, each of the Contributors agrees to be bound by the terms of this Agreement and each of Operating Partnership, the General
Partner and Bernard H. Mendik has caused this Agreement to be duly executed and delivered on its or his behalf as of the date first above written.

                                   THE MENDIK COMPANY, L.P.

                                   By: The Mendik Company, Inc., general partner


                                   By:  /s/ David R. Greenbaum
                                        ------------------------------------
                                        Name: David R. Greenbaum
                                        Title: President


                                   MENDIK RELP CORPORATION


                                   By:  /s/ David R. Greenbaum
                                        ------------------------------------
                                        Name: David R. Greenbaum
                                        Title: President

                                   Bernard H. Mendik


                                   By:  /s/ Bernard H. Mendik
                                        ------------------------------------
                                        Bernard H. Mendik

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

                              B&B Park Avenue L.P.

                                    Exhibit A

                                List of Partners


                                                                 Number of Units

Mendik RELP Corporation                                                423
330 Madison Avenue
New York, N.Y. 10017

Bernard H. Mendik                                                       0
330 Madison Avenue
New York, N.Y. 10017


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